Exhibit 99.1

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS IMPROVED RESULTS FOR THE

2014 FIRST QUARTER

OKLAHOMA CITY, Oklahoma…May 7, 2014… LSB Industries, Inc. (“LSB”) (NYSE: LXU) today announced improved results for the first quarter ended March 31, 2014.

Financial Highlights of Consolidated First Quarter 2014 Compared to 2013

•	Net sales were $178.5 million compared to $150.7 million.

•	Operating income was $25.9 million compared to operating loss of $0.2 million.

•	Net income was $11.6 million compared to a $0.1 million net loss.

•	Net income applicable to common shareholders was $11.3 million, or $0.49 per diluted share, compared to a net loss applicable to common shareholders of $0.4 million or $0.02 per diluted share.

•	EBITDA was $34.7 million compared to $6.5 million.

•	Included in operating income and EBITDA for the first quarter of 2014 and 2013 were insurance recoveries of $28.0 million and $10.8 million, respectively, and in the first quarter of 2014, $4.2 million of non-recurring professional fees.

Jack Golsen, LSB’s Board Chairman and CEO stated, “We made significant progress in strengthening our overall operations during the first quarter. The extensive work we have performed to upgrade and improve the reliability of our Pryor facility is beginning to yield results as the facility produced ammonia at its targeted production rate of approximately 650 tons per day on average for the full month of April and continued that into May. We are proceeding on schedule with major capital projects at our El Dorado facility that we expect to lead to significant incremental operating profit beginning in 2016, and we continue to invest in safety and reliability programs across all of our Chemical operations which should yield more consistent uptime. Our Climate Control Business got off to a slow start, in part, due to the timing of orders in the fourth quarter of 2013. Year-to-date bookings through April were approximately 4% higher than the same period last year. We look forward to improvement in sales for this business segment through the balance of the year. In summary, while we have significant work yet to complete in order to achieve the level of financial results we know our businesses are capable of delivering, we are confident that the actions we have taken, particularly at our Chemical facilities, over the past several quarters have us on the path to sustained profitability in the coming quarters and years.”

Chemical Business First Quarter 2014 Compared to First Quarter 2013:

	Three Months Ended March 31,
	2014	2013	Change
	(In millions)
Net sales	$115.2	$77.5	$37.7
Operating income (loss)	$28.8	$(3.8)	$32.6
Segment EBITDA	$36.3	$1.6	$34.7

Comparison of 2014 to 2013 periods:

•	Net sales increased primarily as a result of improved production at our chemical facilities, partially offset by lower sales prices for our agricultural products.

•	Operating income and EBITDA were also impacted by higher raw material costs and lower sales prices. During the first quarter 2014, natural gas cost per MMbtu increased 40% while selling prices for nitrogen fertilizer products decreased between 20-30% as compared to the first quarter of 2013.

•	The comparability of operating income (loss) and EBITDA between the first quarter of 2014 and the first quarter of 2013 was impacted by unplanned downtime at certain facilities and the recognition of insurance recoveries during both periods. See the Non-GAAP Reconciliation at the end of this press release for a reconciliation of the Chemical Business adjusted operating income and adjusted EBITDA to reflect the estimated impact of unplanned downtime and recognized insurance recoveries.

	Three Months Ended March 31,
	2014		2013
	(Dollars in millions)
	Sales	Sector Mix	Sales	Sector Mix	% Change
Sales by Market Sector
Agricultural	$59.5	52%	$32.5	42%	83%
Industrial, mining and other	55.7	48%	45.0	58%	24%

	$115.2		$77.5

The following tables provide key operating metrics for the agricultural sector of our Chemical Business.

	Three Months Ended March 31,
	2014	2013	% Change
Product (tons sold)
Urea ammonium nitrate (UAN)	83,516	32,419	158%
Ammonium nitrate (AN)	86,403	39,904	117%
Anhydrous ammonia	15,057	3,012	400%
Other	5,557	5,222	6%

	190,533	80,557	137%

Average Selling Prices (price per ton)
UAN	$261	$311	(16%)
AN	$308	$377	(18%)
Anhydrous ammonia	$416	$687	(39%)
Input Costs
Average purchased ammonia cost/ton	$419	$619	(32%)
Average natural gas cost/MMbtu*	$5.25	$3.78	39%

*	Gross cost excluding any hedging activity

With respect to sales of industrial, mining and other chemical products, the following table indicates the volumes sold (in tons) of our major products.

	Three Months Ended March 31,
	2014	2013	% Change
Product (tons sold)
Nitric acid	141,142	77,829	81%
AN and AN solution	40,981	27,961	47%

Climate Control Business First Quarter 2014 Compared to First Quarter 2013:

	Three Months Ended March 31,
	2014	2013	Change
	(In millions)
Net sales	$60.3	$70.3	$(10.0)
Operating income	$4.3	$6.4	$(2.1)
Segment EBITDA	$5.5	$7.2	$(1.7)

Comparison of 2014 to 2013 periods:

•	Net sales and operating income declined due to lower sales of our geothermal and water source heat pump products as we experienced weaker order levels from both residential and commercial customers in the fourth quarter of 2013, lower sales of other HVAC products reflecting the lower backlog entering the quarter and the impact of delays in finalizing construction contracts, both partially offset by an increase in sales of hydronic fan coils.

•	New orders for Climate Control products were $63.2 million in the first quarter of 2014 compared to $67.5 million for the first quarter of 2013 and $58.8 million for the fourth quarter of 2013. For April 2014, we saw an increase in new orders to approximately $33 million for the month and our backlog increased to approximately $59 million at April 30, 2014 from approximately $45 million at March 31, 2014.

	Three Months Ended March 31,
	2014		2013
	(Dollars in millions)
	Sales	Sector Mix	Sales	Sector Mix	% Change
Sales by Market Sector
Commercial/Institutional	$50.7	84%	$59.1	84%	(14%)
Residential	9.6	16%	11.2	16%	(14%)

	$60.3		$70.3		(14%)

	Sales	Product Mix	Sales	Product Mix	% Change
Sales by Product Category
Heat pumps	$38.4	64%	$44.2	63%	(13%)
Fan coils	15.3	25%	14.4	20%	6%
Other HVAC	6.6	11%	11.7	17%	(44%)

	$60.3		$70.3

Financial Position and Capital Expenditures

As of March 31, 2014 our cash and cash equivalents were $162.8 million, while noncurrent restricted cash and cash equivalents designated for capital projects were $246.1 million.

Total debt was $461.9 million at March 31, 2014 compared to $463.0 million at December 31, 2013 and our $100 million Working Capital Revolver Loan remains undrawn. Interest expense, net of capitalized interest, for the first quarter of 2014 was $6.7 million compared to $0.7 million for the same period in 2013 reflecting the issuance of the 7.75% Senior Secured Notes in August 2013.

Capital expenditures were $45.6 million in the first quarter of 2014, including $28.5 million relating to the expansion projects at our El Dorado facility, which include a 1,150 ton per day anhydrous ammonia production plant; a new 1,100 ton per day 65% strength nitric acid plant and concentrator; and other support infrastructure. Planned capital expenditures for the remainder of 2014 and for 2015 are estimated to range from $461 million to $572 million, including $317 million to $387 million remaining for the El Dorado expansion projects.

Industry Perspective / Outlook

Barry Golsen, LSB’s President and COO stated, “In our Chemical Business, the fundamentals for the nitrogen fertilizers we produce continue to be positive, and while feedstock costs have risen over the past several quarters, gross margins remain historically strong although lower than 2013. Last year’s corn harvest improved significantly from the previous year, resulting in a higher stock-to-use ratio and lower forward corn prices, however pricing remains at favorable levels for growers. The current planting seasons for both corn and wheat got off to a slow start due to weather conditions, however, we expect planting levels to be high, which should translate into continued robust demand for nitrogen fertilizers, indicating positive trends for our agricultural chemical business. Industrial products remain a significant part of our Chemical Business and we are pleased to see that growth is forecast for the next few years for the industries we serve.

“In our Climate Control Business, leading indicators point to solid growth in commercial and institutional construction, as well as residential housing starts, over the next three years. However, the rate of recovery in the commercial and institutional sectors, which typically accounts for more than 80% of our Climate Control Business sales, seems to be lagging behind the recovery in the general single-family residential construction market. We are anticipating an improvement in all the major sectors that we serve, especially lodging, multi-family housing and education. We have been investing in our Climate Control operations, for example our LEAN operational excellence initiatives, which should also result in improved profitability.”

Mr. Golsen concluded, “Overall, the outlooks for both Chemical and Climate Control end markets are favorable, and we remain focused on executing effectively, and investing in the efficiency of our operations in order to deliver improved results.”

Conference Call

LSB’s management will host a conference call covering the first quarter results on Thursday, May 8, 2014 at 11:00 am ET/10:00 am CT to discuss these results and recent corporate developments. Participating in the call will be Board Chairman and CEO, Jack E. Golsen; President and COO, Barry H. Golsen; and Executive Vice President and CFO, Tony M. Shelby. Interested parties may participate in the call by dialing 201 493-6739. Please call in ten minutes before the conference is scheduled to begin and ask for the LSB conference call. To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of Investor Info tab.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes before the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB is a manufacturing and marketing company. LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils, modular geothermal chillers and large custom air handlers; and, the manufacture and sale of chemical products for the agricultural, mining and industrial markets.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements generally are identifiable by use of the words “believe,” “expects,” “intends,” “plans to,” “estimates,” “projects” or similar expressions, and such forward-looking statements include, but are not limited to, significant incremental operating profit ending in 2016; improvement in Climate Control Business sales through the balance of the year; path to sustained profitability in the coming quarters and years; planting levels for the upcoming season to be high; industry outlook for our Chemical Business and our Climate Control Business; favorable pricing for growers; strong demand worldwide for fertilizers; growth for our industrial chemical products; solid growth in our Climate Control market; and expanding profitability as sales improve in our Climate Control operations. Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, general economic conditions; weather conditions; lack of growth in the commercial and residential construction industry; acceptance by the market of our geothermal heat pump products, acceptance of our technology; increase competitive pressures, domestically and foreign; price increases for raw materials; loss of significant customer; changes to federal legislation or adverse regulations; available working capital; ability to install necessary equipment and renovations at the El Dorado Facility and the Pryor Facility in a timely manner; receipt in a timely manner of production equipment; problems with production equipment; and other factors set forth under “Risk Factors” and “A Special Note Regarding Forward-Looking Statements”, a discussion of a variety of factors which could cause the future outcome to differ materially from the forward-looking statements contained in this report and in the Form 10-Q for quarter ended March 31, 2014.

Company Contact:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Fred Buonocore, CFA (212) 836-9607
(405) 235-4546	Linda Latman (212) 836-9609
The Equity Group, Inc.
Mark Behrman, Senior Vice President
(405) 235-4546 x11214

See Accompanying Tables

LSB Industries, Inc.

Unaudited Financial Highlights

Three Months Ended March 31,

	2014	2013
	(In thousands, except per share amounts)
Net sales	$178,525	$150,679
Cost of sales	129,803	125,257

Gross profit	48,722	25,422
Selling, general and administrative expense	27,658	24,491
Provision for (recovery of) losses on accounts receivable	(159)	100
Property insurance recoveries in excess of losses incurred	(5,147)	—
Other expense, net	509	1,068

Operating income (loss)	25,861	(237)
Interest expense, net	6,708	731
Non-operating other expense (income), net	(77)	16

Income (loss) from continuing operations before provision (benefit)for income taxes and equity in earnings of affiliate	19,230	(984)
Provision (benefit) for income taxes	7,654	(745)
Equity in earnings of affiliate	(67)	(171)

Income (loss) from continuing operations	11,643	(68)
Net loss from discontinued operations	2	—

Net income (loss)	11,641	(68)
Dividends on preferred stocks	300	300

Net income (loss) applicable to common stock	$11,341	$(368)

Weighted-average common shares:
Basic	22,533	22,424

Diluted	23,640	22,424

Income (loss) per common share:
Basic:	$0.50	$(0.02)

Diluted:	$0.49	$(0.02)

LSB Industries, Inc.

Unaudited Financial Highlights

Three Months Ended March 31,

	2014	2013
	(In thousands)
Net sales:
Chemical (1)	$115,221	$77,490
Climate Control	60,349	70,270
Other	2,955	2,919

	$178,525	$150,679

Gross profit: (2)
Chemical (1)	$28,426	$2,411
Climate Control	19,264	21,982
Other	1,032	1,029

	$48,722	$25,422

Operating income (loss):
Chemical (1)	$28,813	$(3,806)
Climate Control	4,332	6,384
Other	387	321
General corporate expenses (3)	(7,671)	(3,136)

	25,861	(237)
Interest expense, net (4)	6,708	731
Non-operating other expense (income), net
Chemical	(77)	—
Corporate and other business operations	—	16
Provision (benefit) for income taxes	7,654	(745)
Equity in earnings of affiliate - Climate Control	(67)	(171)

Income (loss) from continuing operations	$11,643	$(68)

LSB Industries, Inc.

Notes to Unaudited Financial Highlights

Three Months Ended March 31, 2014 and 2013

(1)	During the first quarter of 2014, our Chemical Business experienced downtime at the Pryor Facility resulting in lost production and adverse effect on operating results. During the first quarter of 2013, our Chemical Business experienced downtime at the Cherokee, El Dorado and Pryor Facilities resulting in lost production and adverse effect on operating results. We also recognized insurance recoveries in both periods. See the Non-GAAP Reconciliation at the end of this press release for a reconciliation of the Chemical Business adjusted operating income to reflect the estimated impact of unplanned downtime and recognized insurance recoveries.
(2)	Gross profit by business segment represents net sales less cost of sales. Gross profit classified as “Other” relates to the sales of industrial machinery and related components.
(3)	General corporate expenses consist of selling, general and administrative expense, other income and other expense that are not allocated to one of our business segments. The three months ended March 31, 2014 include nonrecurring professional fees and expenses of approximately $4.2 million incurred in evaluating and analyzing proposals received from certain activist shareholders and dealing, negotiating, and settling with those shareholders in order to avoid a proxy contest.
(4)	During the three months ended March 31, 2014 and 2013, interest expense is net of capitalized interest of $2.3 million and $0.4 million, respectively.

LSB Industries, Inc.

Consolidated Balance Sheets

(unaudited)

	March 31, 2014	December 31, 2013
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$162,783	$143,750
Accounts receivable, net	90,610	80,570
Inventories:
Finished goods	26,819	29,163
Work in progress	2,835	2,838
Raw materials	27,581	23,871

Total inventories	57,235	55,872
Supplies, prepaid items and other:
Prepaid insurance	11,301	15,073
Precious metals	12,986	14,927
Supplies	14,435	13,523
Prepaid income taxes	4,403	12,644
Other	5,517	3,867

Total supplies, prepaid items and other	48,642	60,034
Deferred income taxes	11,409	13,613

Total current assets	370,679	353,839
Property, plant and equipment, net	451,184	416,801
Other assets:
Noncurrent restricted cash and cash equivalents	246,080	80,974
Noncurrent restricted investments	—	209,990
Debt issuance costs, net	7,657	8,027
Other, net	14,705	13,466

Total other assets	268,442	312,457

	$1,090,305	$1,083,097

(Continued on following page)

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

(unaudited)

	March 31, 2014	December 31, 2013
	(In thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$68,630	$61,775
Short-term financing	9,676	13,749
Accrued and other liabilities	38,318	49,107
Current portion of long-term debt	9,748	9,262

Total current liabilities	126,372	133,893
Long-term debt	452,136	453,705
Noncurrent accrued and other liabilities	17,437	17,086
Deferred income taxes	70,493	66,698
Commitments and contingencies
Stockholders’ equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $0.10 par value; 75,000,000 shares authorized, 26,855,450 shares issued (26,846,470 at December 31, 2013)	2,686	2,685
Capital in excess of par value	168,360	167,550
Retained earnings	278,195	266,854

	452,241	440,089
Less treasury stock at cost:
Common stock, 4,320,462 shares	28,374	28,374

Total stockholders’ equity	423,867	411,715

	$1,090,305	$1,083,097

LSB Industries, Inc.

Non-GAAP Reconciliation

(unaudited)

This news release includes the measures “EBITDA,” “Chemical Business adjusted operating income” and “Chemical Business adjusted EBITDA.” These measures are deemed “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements. These non-GAAP financial measures have limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, these presentations of EBITDA, Chemical Business adjusted operating income and Chemical Business adjusted EBITDA may not be comparable to similarly titled measures of other companies.

EBITDA Reconciliations

EBITDA is defined as net income (loss) plus interest expense, depreciation, depletion and amortization of property plant and equipment, amortization of other assets, less interest included in amortization, plus provision for income taxes plus loss from discontinued operations. We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. The following table provides a reconciliation of net income to EBITDA for the periods indicated.

	Three Months Ended March 31,
	2014	2013
	(Dollars in millions)
LSB Industries, Inc. Consolidated
Net income (loss)	$11.6	$(0.1)
Plus: Interest expense	6.7	0.7
Depreciation and amortization	8.7	6.6
Provision (benefit) for income taxes	7.7	(0.7)

EBITDA per earnings release	$34.7	$6.5

Chemical Business
Operating income (loss)	$28.8	$(3.8)
Plus: Non-operating income	0.1	—
Depreciation and amortization	7.4	5.4

Segment EBITDA per earnings release	$36.3	$1.6

Climate Control Business
Operating income	$4.3	$6.4
Plus: Equity in earnings of affiliate	0.1	0.2
Depreciation and amortization	1.1	0.6

Segment EBITDA per earnings release	$5.5	$7.2

Note: Please refer to the Company’s Form 10-Q for the quarter ended March 31, 2014 for discussions concerning significant items that impacted the periods shown above.

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

(unaudited)

Chemical Business Adjusted Operating Income and Adjusted EBITDA

Adjusted operating income and adjusted EBITDA for the Chemical Business are presented below to provide investors with information about the impact of certain unusual, non-recurring activities and to provide a better comparison of operations for the first quarter of 2014 and 2013 on a more normalized basis. Following is a reconciliation of operating income (loss) and EBITDA, as reported for the Chemical Business for the first quarter of 2014 and 2013 to adjusted operating income and adjusted EBITDA to reflect the estimated impact of unplanned downtime and recognized insurance recoveries.

	Three Months Ended March 31,
	2014	2013	Change
	(Dollars in millions)
Chemical Business
Operating income (loss), as reported	$28.8	$(3.8)	$32.6
Less: Insurance recoveries recognized	(28.0)	(10.8)	(17.2)
Plus: Effect of unplanned downtime (1)	14.5	55.3	(40.8)

Adjusted operating income	$15.3	$40.7	$(25.4)

EBITDA, as reported	$36.3	$1.6	$34.7
Less: Insurance recoveries recognized	(28.0)	(10.8)	(17.2)
Plus: Effect of unplanned downtime (1)	14.5	55.3	(40.8)

Adjusted EBITDA	$22.8	$46.1	$(23.3)

(1)	The estimated adverse effect from unplanned downtime includes lost overhead absorption and gross profit margins, based on the current market conditions at the time, and additional expenses incurred.